CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the inclusion of our exhibit letter dated January 26, 2021, in the Annual Report on Form 10-K of Centennial Resource Development, Inc. (the "Company") for the year ended December 31, 2020. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our exhibit letter dated January 26, 2021, into the registration statements (Nos. 333-215119, 333-231514, and 333-238798) on Form S-8 and registration statements (Nos. 333-215621, 333-214355, 333-219739, and 333-241649) on Form S-3 of the Company, including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 24, 2021